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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. Eight)


                           Integrated Systems, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 45812M104
                     ----------------------------------
                              (CUSIP Number)


    Check the following box if a fee is being paid with this statement: [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages

                               Narendra K. Gupta

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CUSIP No.  45812M 10 4                  13G                 Page 2 of 4 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of above persons

     Narendra K. Gupta                ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member of a Group*     (a)  / /
                                                           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     U.S.A.
-------------------------------------------------------------------------------
                       (5) SOLE VOTING POWER
                           7,800 shares
                           (beneficial ownership of these shares is disclaimed)
                       --------------------------------------------------------
NUMBER OF SHARES       (6) SHARED VOTING POWER
BENEFICIALLY               4,730,200
OWNED BY                   (beneficial ownership of 1,000,000 of these shares
EACH REPORTING             is disclaimed)
PERSON WITH            --------------------------------------------------------
                       (7) SOLE DISPOSITIVE POWER
                           7,800 shares
                           (beneficial ownership of these shares is disclaimed)
                       --------------------------------------------------------
                       (8) SHARED DISPOSITIVE POWER
                           4,730,200 shares
                           (beneficial ownership of 1,000,000 of these shares
                           is disclaimed)
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,761,958 shares
     23,958 of these shares are subject to options that are exercisable within 60 days of December 31, 1999.
     (beneficial ownership of 1,007,800 of these shares is disclaimed)
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     19.6%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.  45812M 10 4                  13G                 Page 3 of 4 Pages

ITEM 1.   ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:

    (a)   Name of Issuer

          Integrated Systems, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

          201 Moffett Park Drive, Sunnyvale, CA 94089
          ---------------------------------------------------------------------


ITEM 2.   INFORMATION CONCERNING PERSON FILING:

    (a)   Name of Person Filing

          Narendra K. Gupta
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          1252 Canada Road, Woodside, California 94062
          ---------------------------------------------------------------------
    (c)   Citizenship

          U.S.A.
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

          Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number

          45812M 10 4
          ---------------------------------------------------------------------

ITEM 3.   STATUS OF PERSON FILING:

          Not applicable.

ITEM 4.   OWNERSHIP

    (a)   Amount beneficially owned:

          4,761,958 shares*
          ---------------------------------------------------------------------

    (b)   Percent of class:

          19.6%
          ---------------------------------------------------------------------

    (c)   Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

              7,800 shares*
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote

              4,730,200 shares*
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of

              7,800 shares*
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of

              4,730,200 shares*
              -----------------------------------------------------------------

         * Beneficial ownership of all or some of these shares is disclaimed as set forth on page 2 of this statement.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          (a) As of December 31, 1999, 3,730,200 of the shares were held in the joint names of the filing person and his spouse, Vinita Gupta.

          (b) As of December 31, 1999, 1,000,000 of the shares were held in trust for the benefit of the filing person's children. The filing person, his spouse and a third party, Kalyan Dutta, are trustees of the trust.

          (c) As of December 31, 1999, 7,800 of the shares were held in the name of the filing person for his daughter under the Uniform Gifts to Minors Act of California.

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CUSIP No.  45812M 10 4                  13G                 Page 4 of 4 Pages

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF GROUP:

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable.

ITEM 10. CERTIFICATION:

         Not applicable.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       2/10/00
                                       ----------------------------------------
                                       Date

                                       /s/ Narendra K. Gupta
                                       ----------------------------------------
                                       Signature

                                       Narendra K. Gupta
                                       ----------------------------------------
                                       Name/Title